                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 --------------


                                  SCHEDULE 13G
                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1 (b) (c),
         AND (d) AND AMENDMENTS THERETO FILED PURUANT TO RULE 13D-2 (b)
                              (AMENDMENT NO. 1)(1)


                             SOUTHWEST BANCORP, INC.
--------------------------------------------------------------------------------
                                 (Name of Issuer

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   844767 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 16, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]   Rule 13d-1 (b)

       [X]   Rule 13d-(c)

       [ ]   Rule 13d-1 (d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.  844767 10 3                13G                  Page  2  of  4  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     BETTY B. KERNS


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                        0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                        8,955
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                        0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                        8,955
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     8,955


________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     Less than 1%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     IN


________________________________________________________________________________



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Item 1(a)          Name of Issuer:
                   Southwest Bancorp, Inc.

Item 1(b)          Address of Issuer's Principal Executive Offices:
                   608 South Main Street
                   Stillwater, Oklahoma  74074

Item 2(a)          Name of Person Filing:
                   Betty B. Kerns

Item 2(b)          Address of Principal Business Office, or if None, Residence:
                   4111 Deer Crossing Drive
                   Stillwater, Oklahoma  74074

Item 2(c)          Citizenship:
                   United States

Item 2(d)          Title of Class of Securities:
                   Common Stock, par value $1.00 per share

Item 2(e)          CUSIP Number:
                   844767 10 3

Item 3 If this statement is filed under Rule 13d-1(b) or Rule 13d-2(b), check whether the person filing is a:

                   - Not Applicable since this statement is being filed
                     under Rule 13d-1(c).

Item 4(a)          Amount Beneficially Owned: 8,955 shares

Item 4(b)          Percent of Class:  Less than 1%

Item 4(c)          Number of shares as to which such person has:
       (i)         sole power to vote or to direct the
                     vote. . . . . . . . . . . . . . . . . .               0
       (ii)        shared power to vote or to direct
                     the vote. . . . . . . . . . . . . . . .           8,955
       (iii)       sole power to dispose or to direct the
                     disposition of. . . . . . . . . . . . .               0
       (iv)        shared power to dispose or to direct the
                     disposition of. . . . . . . . . . . . .           8,955

Item 5             Ownership of Five Percent or Less of a Class:
                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Item 6             Ownership of More than Five Percent on Behalf of Another
                   Person:  Not Applicable


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Item 7             Identification  and  Classification of the Subsidiary Which
                   Acquired the Security Being Reported on by the Parent Holding
                   Company:  Not Applicable

Item 8             Identification and Classification of Members of the Group:
                   Not Applicable

Item 9             Notice of Dissolution of Group:  Not Applicable

Item 10            Certification:
Time 10(a)         Not applicable since statement is not being filed under Rule
                   13d-1(b).

Item 10(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



/s/ Betty B. Kerns                           July 15, 2005
-----------------------------------          --------------
Betty B. Kerns                               Date